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                                                                   EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this Current Report on Form 8-K of our report dated May 1, 1998 (except with respect to the matter discussed in Note 15, as to which the date is September 17, 1998) for NACO, Inc. and Subsidiaries included in ABC Rail Products Corporation's Registration Statement on Form S-4 (Reg. No. 333-65517). It should be noted that we have not audited any financial statements of NACO, Inc. and Subsidiaries subsequent to March 29, 1998 or performed any audit procedures subsequent to the date of our report.

                                           /s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
March 4, 1999